Donald F. Holt                                                  March 27, 1998
Sr. Vice President
Corporate Controller
(717) 231-5704

             KEYSTONE FINANCIAL ANNOUNCES NEW SHARE BUYBACK PLAN;
                       DECLARES QUARTERLY CASH DIVIDEND

     HARRISBURG, PA, March 27 -- Keystone Financial, Inc., (NASDAQ, NMS: KSTN), the fourth largest bank holding company headquartered in Pennsylvania, today announced a newly approved plan for repurchasing up to 500,000 shares of common stock. Shares repurchased under the plan are to be held as treasury stock for various corporate programs, including the funding of existing employee benefit plans. This latest share repurchase plan follows a recently completed 500,000 share buyback announced in January 1998.

     In a separate action, the board of directors declared a regular cash dividend of 28 cents per share, payable April 20, 1998, to shareholders of record on April 9, 1998.

     Keystone Financial, Inc., with assets of approximately $6.8 billion has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham PA; Keystone National Bank, Lancaster PA; Mid-Sate Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services, Keystone Financial Mortgage Co., Lancaster, PA, MMC&P, a retirement benefit services firm, Pittsburgh, PA, Keystone Financial Leasing Corporation, Exton, PA and Key Call Phone Banking Center, Cumberland, MD.

     For more information, visit the company's web site on the Internet at www.keyfin.com.